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                                                                    EXHIBIT 23.2


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 22, 2001 on the Dal-Tile International Inc. consolidated financial statements and schedule as of December 29, 2000 and for each of the three years then ended, incorporated by reference in the Joint
Proxy Statement/Prospectus of Mohawk Industries, Inc. and Dal-Tile International Inc. that is made a part of the Amendment No. 1 to the Registration Statement (Form S-4) and Prospectus of Mohawk Industries, Inc. for the registration of shares of its common stock.

                                                              ERNST & YOUNG LLP

Dallas, Texas
January 16, 2002